UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Air Lease Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Air Lease Corporation Spring 2025 Stockholder Engagement

Forward Looking Statements & Non-GAAP Measures Statements in this presentation that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. We wish to caution you that our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors, including, but not limited to, the following:   our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations; increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates; our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing; the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of labor strikes, aviation supply chain constraints, manufacturing flaws or technical or other difficulties with aircraft or engines before or after delivery; our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation; obsolescence of, or changes in overall demand for, our aircraft; changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control; impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings; increased competition from other aircraft lessors; the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations; increased tariffs and other restrictions on trade; changes in the regulatory environment, including changes in tax laws and environmental regulations; other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings. We also refer you to the documents the Company files from time to time with the Securities and Exchange Commission (“SEC”), specifically the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which contains and identifies important factors that could cause the actual results for the Company on a consolidated basis to differ materially from expectations and any subsequent documents the Company files with the SEC. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. If any such risks or uncertainties develop, our business, results of operation and financial condition could be adversely affected. The Company has an effective registration statement (including a prospectus) with the SEC. Before you invest in any offering of the Company’s securities, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and any such offering. You may obtain copies of the Company’s most recent Annual Report on Form 10-K and the other documents it files with the SEC for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send such information if you request it by contacting Air Lease Corporation, General Counsel and Secretary, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067, (310) 553-0555. The Company routinely posts information that may be important to investors in the “Investors” section of the Company’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the Company’s website regularly for important information about the Company. The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this presentation. In addition to financial results prepared in accordance with U.S. generally accepted accounting principles, or GAAP, this presentation contains certain non-GAAP financial measures. Management believes that in addition to using GAAP results in evaluating our business, it can also be useful to measure results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results set forth in the Appendix section.

Air Lease Overview All information per AL public filings. Air Lease Corporation (NYSE: AL) is a leading global commercial aircraft leasing company Founded in 2010 with our IPO on the NYSE in 2011, we are one of the world’s largest commercial aircraft leasing companies, and largest customers for new commercial jet aircraft We purchase the most modern, fuel-efficent, new technology commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world We have a diversified, global customer base with 116 customers across 58 countries as of December 31, 2024

A global leader in aircraft leasing

Air Lease is a ~$50 billion aircraft leasing platform

$32 Billion	549 Aircraft	269 Aircraft	$30 Billion	$8.1 Billion	8.9%
Total Assets	Owned & Managed	On order[1]	Committed Rentals[2]	Liquidity[3]	Adjusted Pre-tax ROE[4]

Young Fleet
4.6 Years
average fleet age, one of the youngest in the industry

100.0%
Aircraft Utilization Rate in 4Q 2024

100%
expected orderbook deliveries through 2026 on long-term leases[5]

97%
Unsecured debt

79%
Fixed rate debt

S&P	Fitch	Kroll
BBB	BBB	A-
Stable	*Stable*	*Stable*

All information per AL public filings as of December 31, 2024. $50+ billion leasing platform consists of $32.2 billion in assets, $17.1 billion in commitments to acquire aircraft, in addition to managed aircraft. [1]As of December 31, 2024, we had commitments to purchase 269 aircraft from Boeing and Airbus for delivery through 2029, with an estimated aggregate commitment of $17.1 billion. [2]Includes $18.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $11.2 billion in minimum future rental payments related to aircraft which will be delivered during the remainder of 2025 through 2029. [3]Available liquidity of $8.1 billion is comprised of unrestricted cash of $0.5 billion and available borrowing capacity under our committed unsecured revolving credit facility of $7.6 billion, as of December 31, 2024. [4]Adjusted Pre-Tax Return on Common Equity is calculated as trailing twelve month Adjusted Net Income Before Income Taxes divided by average common shareholders' equity. Adjusted Pre-Tax Return on Common Equity and Adjusted Net Income Before Income Taxes are non-GAAP financial measures. See appendix for a reconciliation to their most directly comparable GAAP measure. [5]We have placed 100% and 85% of our expected orderbook on long-term leases for aircraft delivering through the end of 2026 and 2027, respectively, and have placed approximately 62% of our entire orderbook delivering through 2029.

4

Track record of performance Total Assets ($B) Unencumbered Assets1 ($B) Total Revenue ($B) Adjusted Net Income2 ($M) Owned Fleet Count: 332 382 463 Reinvesting our earnings has built shareholders’ equity and strengthened our high-quality balance sheet 1Comprised of unrestricted cash plus unencumbered flight equipment (calculated as flight equipment subject to operating leases net of accumulated depreciation, less net book value of aircraft pledged as collateral) plus deposits on flight equipment purchases plus certain other assets. 2Adjusted Net Income Before Income Taxes is a non-GAAP financial measure. See appendix for reconciliations to its most directly comparable GAAP measure. 489 417 292

Attractive Total Shareholder Return Profile 1 Market data per Bloomberg as of 2/5/25. Three-year total shareholder return represents cumulative return inclusive of dividend distributions. 2 2024 Custom Benchmark Group 3-year 2024

Small, Talented Team Responsible for Managing Complex Business 1 As of December 31, 2024. At year-end 2024, Air Lease had 165 employees. 2 2024 Custom Benchmark Group. Revenue and net income based on the applicable company’s most recent publicly reported information. For net income, reflects net income attributable to common stockholders, as applicable. Includes only full-time employees. Compared to the average of our 2024 custom benchmark group2, our 165 employees are responsible for significantly more revenue and net income, while compensation expense is a modest 4.3% of revenue.

Air Lease 2024 Executive Compensation Overview Our compensation program is designed to promote strong alignment between pay and performance. Key components include:

Air Lease 2024 Executive Compensation Overview Long-Term Incentive Awards Continue to Follow Best Practices. 2024 Book Value RSUs and TSR RSUs continue to provide for cliff vesting at the end of a 3-year performance period, with time-based awards vesting ratably over three years to provide strong retention incentive. Increased Financial Metric Weighting in Short-Term Annual Incentive Plan. For our 2024 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 70% to 80%,while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. High Proportion of At-Risk and Long-Term Pay. A substantial portion of our executives’ compensation is variable and at risk based on individual and Company performance. The 2024 compensation components at target for our CEO, Executive Chairman and other NEOs as a group include:

Say on Pay Stockholder Support Given a decline in advisory support in 2023, we engaged with over 70% of shareholders to better understand their concerns. In 2024, we made significant changes to our compensation program in response to stockholder feedback: We set the target metrics in our 2024 annual bonus program above 2023 actual financial results, significantly increased the outperformance required to obtain above target payouts on all of the financial metrics included in our 2024 annual bonus program, almost doubled the required growth for target payout of the book value RSU awards included in our 2024 long-term incentive awards, and increased the weighting of the financial metrics in our annual bonus program from 70% to 80%, while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. Advisory Vote on Named Executive Officer Compensation – Last Five Years

Short Term Annual Incentive Plan Payouts. The Company delivered record total revenues amidst a difficult operating environment that included persistently high interest rates and significant, continuing OEM delivery delays. We ended the year with total revenues per employee and net income attributable to common stockholders per employee of $16.6 million and $2.3 million, respectively, which we believe demonstrates the productivity of our small 165-employee team. As a result, our executive compensation program reflects our strong performance for the year, achieving a total company performance factor for awards under our annual cash bonus plan of 114%. Long Term Performance-Based Incentive Payouts. The Company’s December 31, 2024 per share book value was $59.55, resulting in the vesting of 116% of the Book Value RSUs granted in 2022. The Company’s December 31, 2024 total stockholder return over the three-year performance period was 19.8%, placing it in the 55th percentile of the companies included in the S&P 400 MidCap Index over the performance period, resulting in the vesting of 100% of the TSR RSUs granted in 2022. 2024 Executive Compensation Outcomes

On March 13, 2025, our Executive Chairman, Steven Udvar-Házy, announced his retirement from his executive role effective at the May 2, 2025 Annual Meeting. If elected as a director at the 2025 Annual Meeting, he intends to serve as Chairman of the Board until the Company’s 2026 Annual Meeting, at which time he is expected to retire from the Board. With his career in aviation spanning 60 years, Mr. Udvar-Házy played a critical role in the inception of the aircraft leasing industry and founded the Company in 2010. Mr. Udvar-Házy served as the Company’s Chairman of the Board and Chief Executive Officer until 2016, at which time he became Executive Chairman. 2025 Retirement of Executive Chairman During Mr. Udvar-Házy’s tenure at AL, he has helped oversee the Company’s tremendous growth, foster deep, long-term relationships with customers and built a valuable portfolio with over $32 billion in total assets.

The Company entered into a Letter Agreement specifying the terms of Mr. Udvar-Hazy’s retirement. Retirement benefits are based on his existing Severance Agreement and equity award agreements and include: Continuation of current base salary ($1.8 million) and health coverage for two years. $5.6 million cash payment, representing two times the average of his prior three annual bonus payments, payable in substantially equal installments over two years. A prorated cash bonus for 2025 based on actual Company performance for the full year. Continued vesting of his outstanding restricted stock units (“RSUs”) in accordance with their terms: Any RSUs that vest during his service as Chairman will be settled in the ordinary course (retirement is not termination of service under AL Equity Plans). Any RSUs that vest due to his retirement from the Board (other than for the occurrence of a Cause Event (as defined in the Letter Agreement)) will be settled six months after such retirement. If he ceases to serve on the Board due to the occurrence of a Cause Event, vesting of all then outstanding RSUs will cease. Six-month non-compete following end of Board service. The Board believes his retirement compensation is appropriate after considering his role as the founder of the Company and contribution to its strong growth over the last 15 years. Executive Chairman Retirement Compensation

Sustainability Social Governance The aircraft in our fleet and orderbook are the most modern technology, fuel efficent commercial aircraft available today – our aircraft delivering today are 20-25% more efficient than prior generations The airline industry is highly focused on reducing its environmental impact in response to increasingly stringent environmental laws/regulations concerning air emissions and other impacts to the environment. We believe this will result in our airline customers accelerating their transition to the aircraft we own and have on order Scope 1 and 2 GHG emissions disclosures have been included in our corporate responsibility reports for the last three years We strive to cultivate an environment where all employees can succeed and have efforts in place focused on diversity, equity and inclusion, including appropriate policies and required trainings We seek business partners that uphold ethical standards, and this commitment is outlined in codes/policies including our Supplier Code of Conduct, Anti-Corruption, and Human Rights Policies We support the communities in which we do business as well as educational and charitable causes, and plan community service employee engagement events, which in 2024 focused on environmental restoration We maintain governance practices that establish meaningful accountability for our Company and Board of Directors (the “Board”) which provides oversight of the risks related to responsibility practices Board remains committed to identifying candidates with gender, ethnic and geographic diversity, and has adopted a “Rooney Rule” to include minority and female candidates in the pool of potential director nominees Outreach to our Stakeholders continues through informal ongoing conversations and more targeted dialogue related to our proxy and corporate responsibility efforts Corporate Responsibility

Sustainability Highlights Our core strategy is to work with our airline customers to replace their older aircraft with the most modern, fuel-efficient aircraft available. As of December 31, 2024, we had 489 aircraft in our owned fleet. Our flight equipment subject to operating lease had a weighted average age of 4.6 years, which is approximately 8 years younger than the average of the world’s fleet of commercial passenger aircraft. Our order book is comprised of 269 of the most environmentally friendly commercial passenger aircraft available The new aircraft we have on order from the manufacturers are generally 20% to 25% more fuel-efficient than those they will replace and have a significantly smaller noise footprint Our headquarters in Los Angeles is in a LEED GOLD certified building Source: Boeing & Airbus 2024. 1Aircraft comparisons: A220-300 compared to A319ceo. A320neo compared to A320ceo. A321neo compared to A321ceo. A330-900neo compared to B767-300ER. A350-900 compared to B777-200ER. A350-1000 compared to B777-300ER. 737-8 compared to 737NG (no winglet). 787 compared to 767-300ER. 737-8 is 20% lower and 737-9 is 21% lower. 787-9 and 787-10 are both 25% lower. A320neo is 20% lower, A321neo is 22% lower. A350-900 and A350-1000 are both 25% lower. Approximate improvement in fuel burn vs. previous generation aircraft Aircraft Type1

ALC’s Orderbook Contains Modern, Environmentally Friendly Aircraft Aircraft on order A330-900neo A320/321neo B787-9/10 B737-7/8/9 MAX A220-100/300 46 1 131 14 7 70 A350F 269 As of December 31, 2024 Total aircraft on order

Social Highlights We are committed to operating with the highest standard for social responsibility. As such, we strive to cultivate an environment where all our employees can succeed. We seek out partners that uphold these ethical standards and we aim to support the communities in which we do business and educational and charitable organizations within the aviation industry. We pride ourselves on our comprehensive benefits package, which is annually benchmarked in the 90th percentile of coverage for similarly sized companies. Our benefits package includes various employee assistance programs that provide wellness benefits. We offer competitive compensation to our employees worldwide. All of our U.S. employees, and, to the extent permissible, those outside the U.S., are eligible to participate in our long-term stock-based incentive plan. We are building a diverse organization that respects and encourages different backgrounds and experiences. As of December 31, 2024, 39% of our employees were multicultural and 52% were female. We have codes and policies in place which outline expectations for our employees and the companies with which we do business, such as a Code of Business Conduct and Ethics, Supplier Code of Conduct, Anti-Corruption Policy, and Human Rights Policy. We support and pay for training and education programs that provide continual improvement for our employees, including continuing education, leasing seminars, and conferences related to the employee’s role in the Company. We require all employees to participate in our training programs, including anti-harassment, compliance and cybersecurity. From time to time, outside experts are brought in to provide supplemental training on topical subjects. We require all employees to participate in training focused on promoting equity in the workplace. We support various charitable causes with both financial and human resources to advance aviation, education and humanitarian assistance.

All Directors except Executive Chairman and Chief Executive Officer are Independent All Standing Board Committees Comprised Entirely of Independent Directors Independent Lead Director with Clearly Defined Role and Responsibilities Commitment to Board Diversity Majority Vote Standard for Director Elections With Mandatory Director Resignation if Not Elected All Directors Elected on an Annual Basis Annual Board and Committee Evaluations All Audit Committee Members are Financial Experts Focus on Critical Risk Oversight Role Ongoing Board Succession Planning—Management and Board Dialogue to Ensure Successful Oversight of Succession Planning Active Board Oversight of the Company’s Governance Robust Director and Executive Officer Stock Ownership Guidelines Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees Prohibition on Pledging of Company Stock by Directors and Executive Officers Clawback Policy for Executive Compensation in compliance with current NYSE Listing Standards All Independent Directors are Invited to Attend Meetings of Committees they are not Members of and Regularly Attend those Meetings Governance Highlights We maintain governance practices that we believe establish meaningful accountability for our Company and our Board, including:

Highly Engaged Board with Extensive Industry Relevant Experience Strong Board evaluation and succession processes ensure the Board is comprised of directors with the necessary skills and balance of perspectives to oversee our unique business

Appendix Non-GAAP reconciliations Air Lease Corporation and Subsidiaries QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share amounts) Year Ended December 31, (in thousands) 2024 2023 2022 2021 2020 2019 2017 2016 2015 2014 2013 2012 Reconciliation of net income (loss) attributable to common stockholders to adjusted net income before income taxes: Net income (loss) attributable to common stockholders $,372,073 $,572,922 $-,138,724 $,408,159 $,500,889 $,575,163 $,756,152 $,374,925 $,253,391 $,255,998 $,190,411 $,131,919 Amortization of debt discounts and issuance costs 54,823 54,053 53,254 50,620 43,025 36,691 29,454 30,942 30,507 27,772 23,627 16,994 Write-off of Russian fleet (net of recoveries) ,-67,022 ,771,476 Stock-based compensation 33,887 34,615 15,603 26,516 17,628 20,745 19,804 16,941 17,022 16,048 21,614 31,688 Settlement 0 0 0 0 0 0 0 0 72,000 0 0 0 Income tax expense (benefit) ,105,553 ,139,012 ,-41,741 ,104,384 ,130,414 ,148,564 -,146,622 ,205,313 ,139,562 ,138,778 ,103,031 72,054 Deemed dividend adjustment 7,869 Adjusted net income before income taxes $,574,205 $,733,580 $,659,868 $,589,679 $,691,956 $,781,163 $,658,788 $,628,121 $,512,482 $,438,596 $,338,683 $,252,655 Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity: Common shareholders' equity as of beginning of the period $6,310,038 $6,158,568 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 $2,176,283 Common shareholders' equity as of end of the period $6,632,626 $6,310,038 $5,796,363 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 Average common shareholders' equity $6,471,332 $6,234,303 $5,977,465.5 $5,990,454.5 $5,597,942.5 $4,750,493 $3,754,814.5 $3,201,049.5 $2,895,987 $2,647,748 $2,428,027.5 $2,254,452 Adjusted pre-tax return on common equity1 8.9% 0.11766832635500712 0.11039260703386745 9.8% 0.12360898669466505 0.154 0.17545154361154192 0.19622345733797619 0.17696281095184474 0.16564869466429585 0.13948894730393294 0.11206936319779708 Air Lease Corporation and Subsidiaries QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share amounts) Year Ended December 31, (in thousands) 2024 2023 2022 2021 2020 2019 2017 2016 2015 2014 2013 2012 Reconciliation of net income (loss) attributable to common stockholders to adjusted net income before income taxes: Net income (loss) attributable to common stockholders $,372,073 $,572,922 $-,138,724 $,408,159 $,500,889 $,575,163 $,756,152 $,374,925 $,253,391 $,255,998 $,190,411 $,131,919 Amortization of debt discounts and issuance costs 54,823 54,053 53,254 50,620 43,025 36,691 29,454 30,942 30,507 27,772 23,627 16,994 Write-off of Russian fleet (net of recoveries) ,-67,022 ,771,476 Stock-based compensation 33,887 34,615 15,603 26,516 17,628 20,745 19,804 16,941 17,022 16,048 21,614 31,688 Settlement 0 0 0 0 0 0 0 0 72,000 0 0 0 Income tax expense (benefit) ,105,553 ,139,012 ,-41,741 ,104,384 ,130,414 ,148,564 -,146,622 ,205,313 ,139,562 ,138,778 ,103,031 72,054 Deemed dividend adjustment 7,869 Adjusted net income before income taxes $,574,205 $,733,580 $,659,868 $,589,679 $,691,956 $,781,163 $,658,788 $,628,121 $,512,482 $,438,596 $,338,683 $,252,655 Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity: Common shareholders' equity as of beginning of the period $6,310,038 $6,158,568 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 $2,176,283 Common shareholders' equity as of end of the period $6,632,626 $6,310,038 $5,796,363 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 Average common shareholders' equity $6,471,332 $6,234,303 $5,977,465.5 $5,990,454.5 $5,597,942.5 $4,750,493 $3,754,814.5 $3,201,049.5 $2,895,987 $2,647,748 $2,428,027.5 $2,254,452 Adjusted pre-tax return on common equity1 8.9% 0.11766832635500712 0.11039260703386745 9.8% 0.12360898669466505 0.154 0.17545154361154192 0.19622345733797619 0.17696281095184474 0.16564869466429585 0.13948894730393294 0.11206936319779708

Appendix Non-GAAP reconciliations Air Lease Corporation and Subsidiaries QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share amounts) Twelve Months EndingDecember 31, (in thousands, except percentages) 2024 2022 2021 2020 2019 2017 2016 2015 2014 2013 2012 Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes): Net income attributable to common stockholders $,372,073 $,572,922 $-,138,724 $,408,159 $,500,889 $,575,163 $,756,152 $,374,925 $,253,391 $,255,998 $,190,411 $,131,919 Amortization of debt discounts and issuance costs 54,823 54,053 53,254 50,620 43,025 36,691 29,454 30,942 30,507 27,772 23,627 16,994 Stock-based compensation 33,887 34,615 15,603 26,516 17,628 20,745 19,804 16,941 17,022 16,048 21,614 31,688 Settlement 0 0 0 0 0 0 0 72,000 0 0 0 Income tax expense ,105,553 ,139,012 ,-41,741 ,104,384 ,130,414 ,148,564 -,146,622 ,205,313 ,139,562 ,138,778 ,103,031 72,054 Deemed dividend adjustment 7,869 Adjusted net income before income taxes $,574,205 $,800,602 $-,111,608 $,589,679 $,691,956 $,781,163 $,658,788 $,628,121 $,512,482 $,438,596 $,338,683 $,252,655 Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity: Common shareholders' equity as of beginning of the period $6,310,038 $5,796,363 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 $2,176,283 Common shareholders' equity as of end of the period $6,632,626 $6,310,038 $5,796,363 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 Average common shareholders' equity $6,471,332 $6,053,200.5 $5,977,465.5 $5,990,454.5 $5,597,942.5 $4,750,493 $3,754,814.5 $3,201,049.5 $2,895,987 $2,647,748 $2,428,027.5 $2,254,452 Adjusted pre-tax return on common equity1 8.9% 0.13226094195954685 -1.9% 9.8% 0.12360898669466505 0.154 0.17545154361154192 0.19622345733797619 0.17696281095184474 0.16564869466429585 0.13948894730393294 0.11206936319779708 Air Lease Corporation and Subsidiaries QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share amounts) Twelve Months EndingDecember 31, (in thousands, except percentages) 2024 2022 2021 2020 2019 2017 2016 2015 2014 2013 2012 Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes): Net income attributable to common stockholders $,372,073 $,572,922 $-,138,724 $,408,159 $,500,889 $,575,163 $,756,152 $,374,925 $,253,391 $,255,998 $,190,411 $,131,919 Amortization of debt discounts and issuance costs 54,823 54,053 53,254 50,620 43,025 36,691 29,454 30,942 30,507 27,772 23,627 16,994 Stock-based compensation 33,887 34,615 15,603 26,516 17,628 20,745 19,804 16,941 17,022 16,048 21,614 31,688 Settlement 0 0 0 0 0 0 0 72,000 0 0 0 Income tax expense ,105,553 ,139,012 ,-41,741 ,104,384 ,130,414 ,148,564 -,146,622 ,205,313 ,139,562 ,138,778 ,103,031 72,054 Deemed dividend adjustment 7,869 Adjusted net income before income taxes $,574,205 $,800,602 $-,111,608 $,589,679 $,691,956 $,781,163 $,658,788 $,628,121 $,512,482 $,438,596 $,338,683 $,252,655 Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity: Common shareholders' equity as of beginning of the period $6,310,038 $5,796,363 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 $2,176,283 Common shareholders' equity as of end of the period $6,632,626 $6,310,038 $5,796,363 $6,158,568 $5,822,341 $5,373,544 $4,127,442 $3,382,187 $3,019,912 $2,772,062 $2,523,434 $2,332,621 Average common shareholders' equity $6,471,332 $6,053,200.5 $5,977,465.5 $5,990,454.5 $5,597,942.5 $4,750,493 $3,754,814.5 $3,201,049.5 $2,895,987 $2,647,748 $2,428,027.5 $2,254,452 Adjusted pre-tax return on common equity1 8.9% 0.13226094195954685 -1.9% 9.8% 0.12360898669466505 0.154 0.17545154361154192 0.19622345733797619 0.17696281095184474 0.16564869466429585 0.13948894730393294 0.11206936319779708